Exhibit 6.14

5 8 5 K 5 00 K 5 1 0 K 1 7 5 K 6 3 0 K 44 0 K 3 1 0 K Report a map error Map data ©2021 Google L a y e r s In November 2021, Pigeon Forge home prices were up 73.5% compared to last year, selling for a median price of $587K. On average, homes in Pigeon Forge sell after 66 days on the market compared to 86 days last year. There were 14 homes sold in November this year, down from 18 last year. Median Sale Price (All Home Types) $587,450 + 7 3 . 5 % Y o Y | N o v 2 0 2 1 1 y 3 y 5 y L o c a t i o n Data N o v 2 0 2 1 G r o w t h % YoY T r e n d s D e m a n d Recent Sales S c h oo Pigeon Forge Housing Market Trends Median Sale Price All Home Types 2 0 1 9 2 0 2 0 2 0 2 1 $ 7 00K $ 6 00K $ 5 00K $ 4 00K $ 3 00K $ 2 00K Pigeon Forge Housing Market See Homes for Sale City, Address, School, Agent, ZIP